EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2015
FIRST QUARTER RESULTS

•First Quarter Revenue and Non-GAAP EPS Exceeded Guidance;
•Record Quarterly Software Revenue Helped Drive 55 Percent
Gross Margin

FLANDERS, NEW JERSEY (April 27, 2015) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the 2015 first quarter.

2015 First Quarter Financial Highlights

•	First quarter revenue of $52.6 million increased six percent sequentially and exceeded Company guidance, driven by strong macro defect inspection and software sales.

•	Record quarterly software sales contributed to gross margins of 55 percent.

•	Non-GAAP net income of $5.4 million, or $0.17 per diluted share, significantly exceeded Company guidance.

•	Shipped two JetStep® Lithography Systems in the quarter.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “We continue to execute well in a challenging end market environment, and our efforts have yielded significant favorable results. First quarter revenue, gross margin and net income per share exceeded our expectations, and marked our fourth consecutive quarter of revenue growth. In addition, our software group had record sales for the quarter. Our continued profitable growth reinforces the importance of executing on our strategy of addressing both front-end and back-end markets.”

Mr. McLaughlin added, “The environment in which we operate rewards innovation. Over the years we have further strengthened our position as a total value-added solutions provider, combining product, service and software, and our advanced products are meeting the demanding requirements of our customers. This is particularly true in the advanced packaging arena, which although still in early stages, is a critical enabler of mobile connectivity and an important growth driver for Rudolph. We are also gaining further traction in lithography, which is a growing part of our future. During the first quarter we announced the shipment of a JetStep® Advanced Packaging Lithography System to a new outsourced semiconductor assembly & test (OSAT) customer for fan-out advanced packaging applications, and shipped an evaluation JetStep System to a third OSAT customer for next generation copper pillar, which is forecasted for significant growth over the next several years, and through silicon via (TSV) applications. This morning we also announced a follow-on order of $12 million for a JetStep System and multiple NSX® Inspection Systems from one of our original OSAT customers for use in their planned capacity expansion in high-performance fan-out wafer level packaging (FOWLP) applications. The systems will ship in the second and third quarters. The JetStep System ordered by this customer included new productivity improvements and lower cost-of-ownership enhancements; as part of this order, the customer also chose to upgrade its existing installed base. The 3D packaging market is also fast-growing, and as the next generation of IC packaging and substrate assembly advances, we will help our customers meet the challenges of newly-developed processes now emerging in back-end manufacturing.”

Mr. McLaughlin concluded, “Rudolph constantly analyzes and responds to the volatility within the semiconductor supply chain. To manage this volatility we have developed a very broad and diversified set of products and services for an expanded customer base that allows us to balance strengths in one area versus softness in another. The first quarter was another example of that business model yielding solid financial results despite strong headwinds.”

First Quarter 2015 Financial Results
First quarter revenue totaled $52.6 million, a six percent increase compared with $49.6 million for the 2014 fourth quarter. During the first quarter, international sales represented approximately 66 percent of revenue, while domestic sales accounted for 34 percent. In the 2014 fourth quarter, international sales represented approximately 64 percent of revenue and domestic sales accounted for 36 percent. In the first quarter, revenue from back-end semiconductor customers accounted for approximately 53 percent of revenue and front-end customers accounted for 47 percent.

First quarter gross margin was 55 percent of revenues, compared to 52 percent in the 2014 fourth quarter. Strong software sales that hit a new quarterly record, and an increase in inspection sales contributed to the increase in gross margins. In the 2014 fourth quarter, gross margin was negatively impacted by a restructuring charge recorded in the quarter.

Operating expenses for the first quarter totaled $23.8 million, compared with $22.1 million in the 2014 fourth quarter. R&D expenses for the first quarter totaled $10.4 million, compared with $10.1 million in the 2014 fourth quarter. SG&A expenses for the first quarter totaled $13.0 million, compared with $11.5 million in the fourth quarter of 2014. The increase in R&D is mainly due to compensation and project cost increases. For SG&A, the increase was mainly due to one-time stock based compensation vesting, offset by higher costs in the fourth quarter of 2014 for the previously announced closing of the Company’s German manufacturing operations.

GAAP net income for the first quarter was $1.8 million, or $0.06 per diluted share, compared with GAAP net income of $1.5 million, or $0.04 per diluted share, for the fourth quarter of 2014. The first quarter GAAP net income included $5.4 million in Non-GAAP charges, as detailed in the attached Reconciliations of GAAP to Non-GAAP Financial Measures. Excluding those items, first quarter 2015 Non-GAAP net income was $5.4 million, or $0.17 per diluted share, compared to $4.5 million, or $0.13 per diluted share, in the 2014 fourth quarter.

Balance Sheet Strength
At March 31, 2015, cash and marketable securities totaled $158.4 million, compared with $157.0 million at the end of the 2014 fourth quarter. Accounts receivable increased slightly to $51.8 million and inventory increased to $68.1 million as of March 31, 2015. Working capital was $254.6 million at March 31, 2015.

Share Repurchase

During the first quarter, the Company purchased approximately 570 thousand shares of Rudolph stock under its authorized repurchase program, bringing the total shares repurchased under the plan to approximately 1.9 million since the second quarter of 2014.  The cost of first quarter repurchased shares totaled $6.8 million.

Conference Call
Rudolph Technologies will discuss its 2015 first quarter results and other matters on a conference call it is hosting today at 4:30 PM EDT. To participate in the call, please dial (855) 877-0343 (Domestic) and (678) 509-8772 (International), reference Conference ID # 19851851 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available on the Company’s website at www.rudolphtech.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software.

There will be a replay of the conference call available from 8:00 pm EDT on April 27 until 11:59 pm EDT on May 4, 2015. To access the replay, please dial (855) 859-2056 (Domestic) or (404) 537-3406 (International) at any time during that period and use Conference ID 19851851.

A replay will also be available on the Company’s website at www.rudolphtech.com.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs, restructuring charges and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding savings from restructuring operations and expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact: Investors: Steven R. Roth Senior Vice President & CFO 973.448.4302 steven.roth@rudolphtech.com	Guerrant Associates Laura Guerrant-Oiye Principal 808.882.1467 lguerrant@guerrantir.com Trade Press: Amy Shay 952.259.1794 amy.shay@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	March 31, 2015	December 31, 2014
		(Audited)
ASSETS
Current assets
Cash and marketable securities	$158,410	$156,985
Accounts receivable, net	51,801	51,603
Inventories	68,055	63,344
Prepaid and other assets	15,882	18,389
Total current assets	294,148	290,321
Net property, plant and equipment	13,060	12,938
Intangibles	31,022	31,537
Other assets	31,605	31,841
Total assets	$369,835	$366,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$22,174	$17,747
Other current liabilities	17,354	18,119
Total current liabilities	39,528	35,866
Senior convertible notes	55,584	54,773
Other non-current liabilities	9,191	8,670
Total liabilities	104,303	99,309
Stockholders’ equity	265,532	267,328
Total liabilities and stockholders’ equity	$369,835	$366,637

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Revenues	$52,570	$41,649
Cost of revenues	23,604	20,080
Gross profit	28,966	21,569
Operating expenses:
Research and development	10,360	10,006
Selling, general and administrative	12,974	10,780
Amortization	515	670
Total operating expenses	23,849	21,456
Operating income	5,117	113
Interest expense, net	1,382	1,281
Other (income) expense	638	(127)
Income (loss) before income taxes	3,097	(1,041)
Provision (benefit) for income taxes	1,249	(317)
Net income (loss)	$1,848	$(724)

Net income (loss) per share:
Basic	$0.06	$(0.02)
Diluted	$0.06	$(0.02)

Weighted average shares outstanding:
Basic	31,928	33,092
Diluted	32,549	33,092

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. NON-GAAP FINANCIAL SUMMARY (In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Revenue	$52,570	$41,649
Gross profit	$29,021	$21,622
Gross margin as percentage of revenue	55.2%	51.9%

Operating expenses	$18,524	$18,724
Operating income	$10,497	$2,898
Operating margin as a percentage of revenue	20.0%	7.0%

Net income	$5,380	$999
Net income per diluted share	$0.17	$0.03

RECONCILATION OF U.S. GAAP GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME (In thousands, except percentages) - (Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
U.S. GAAP gross profit	$28,966	$21,569
Pre-tax non-GAAP items:
Share-based compensation	55	53
Non-GAAP gross profit	$29,021	$21,622
U.S. GAAP gross margin as a percentage of revenue	55.1%	51.8%
Non-GAAP gross margin as a percentage of revenue	55.2%	51.9%

U.S. GAAP operating expenses	$23,849	$21,456
Pre-tax non-GAAP items:
Acquisition related expenses	—	364
Amortization of intangibles	515	670
Litigation	455	306
Share-based compensation	4,355	1,392
Non-GAAP operating expenses	18,524	18,724
Non-GAAP operating income	$10,497	$2,898
GAAP operating margin as a percentage of revenue	9.7%	0.3%
Non-GAAP operating margin as a percentage of revenue	20.0%	7.0%
(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILATION OF U.S. GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (In thousands, except share and per share data) - (Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
U.S. GAAP net income (loss)	$1,848	$(724)
Pre-tax non-GAAP items
Acquisition related expenses	—	364
Amortization of intangibles	515	670
Litigation	455	306
Share-based compensation	4,410	1,445
Net tax provision on non-GAAP items	(1,848)	(1,062)
Non-GAAP net income	$5,380	$999
Non-GAAP net income per diluted share	$0.17	$0.03

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